Exhibit 10.16

FIRST AMENDMENT TO

EXCLUSIVE LICENSE AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) to the Exclusive License Agreement by and between GERON CORPORATION, a corporation organized and existing under the laws of Delaware and having its principal place of business at 230 Constitution Drive, Menlo Park, CA 94026 (“Geron”) and ANGIOCHEM, INC., a corporation organized and existing under the laws of Canada and having its principal place of business at 201, President-Kennedy Ave., Suite PK-R220, Montreal, Quebec, H2X 3Y7 Canada (“Angiochem”), is made effective February 22, 2011 (the “First Amendment Effective Date”).  Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings provided therefor in the Agreement.

RECITALS

WHEREAS, Geron and Angiochem entered the Exclusive License Agreement (the “Agreement”) effective December 6, 2010 (the “Effective Date”); and

WHEREAS, Geron and Angiochem desire to modify the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

AGREEMENT

1.        Buy-Out/Buy-Down Option.  Section 3.5.1(B) of the Agreement is hereby deleted in its entirety and restated in its entirety as follows:

“(B)                              Commencing on the Effective Date and for a period of one hundred and fifty (150) days thereafter, the Parties shall negotiate diligently and in good faith to establish mutually acceptable Buy-Out/Buy-Down Consideration that would be payable by Geron to AngioChem following exercise of the Buy-Out/Buy-Down Option.  Each Party agrees to cooperate with reasonable requests made by the other Party to undertake such negotiations and agrees to exercise good faith efforts to conclude such negotiations with the establishment of mutually acceptable terms for the Buy-Out/Buy-Down Option.  Failure of the Parties to establish mutually acceptable terms in such one hundred and fifty (150) day period shall not be a breach of this Agreement and shall not extinguish the Buy-Out/Buy-Down Option.”

2.  Fixed Royalty Option. Section 3.5.2 of the Agreement is hereby deleted in its entirety and restated as follows:

“In addition to the Buy-Out/Buy-Down Option set forth in Section 3.5.1, Geron shall have an option, for a period of one hundred and fifty (150) days after the Effective Date, to elect to amend the terms and conditions of this Agreement with respect to the royalties due on sales by US Sublicensees to provide for payment by Geron to AngioChem of a fixed royalty of ten percent (10%) on Net Sales of Licensed Products made by such US Sublicensees (the “Royalty Reduction Option”).  In consideration of any such amendment, Geron shall make an additional cash payment to AngioChem in the amount of two million five hundred thousand dollars ($2,500,000) (the “Royalty Reduction Consideration). There will be no change in the milestones payable under 3.4.1.  If Geron, in its sole discretion, elects to exercise the Royalty Reduction Option, it shall notify AngioChem in writing within one hundred and fifty (150) days after the Effective Date, and the Parties shall promptly amend this Agreement in writing to reflect the foregoing terms. Upon execution of such amendment, the calculation of royalty rates based on the Preliminary Cost of Goods/Average Sales Price Ratio and Adjusted Cost of Goods/Average Sales Price Ratio will no longer include sales in the United States by, and Preliminary Cost of Goods and Adjusted Cost of Cost of Goods will no longer include sales in the United States of, the US Sublicensee. Payment by Geron of the Royalty Reduction Consideration shall be due within five (5) business days after execution of such amendment.

3.              Miscellaneous.

3.1                               Dispute Resolution.  Should any dispute between Geron and Angiochem arise under or related to this First Amendment (other than a dispute involving a claim for injunctive or equitable relief), the resolution of such dispute shall be governed by the procedures set forth in Article 11.6 of the Agreement.

3.2                               Confidentiality.  The formation, existence and the terms of this First Amendment shall be deemed Confidential Information and are subject to the obligations of each Party pursuant to Article 7.1 of the Agreement.

3.3                               Severability; Waiver.  In the event that any provision(s) of this First Amendment is determined to be invalid or unenforceable, the remainder of the First Amendment shall remain in full force and effect.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.  The failure of a Party to enforce any provision shall not be a waiver of the right to thereafter enforce that provision or any other provision or right.

3.4                               Assignment.  This First Amendment shall not be assigned by either Party without the prior written consent of the other Party, except in connection with any permitted assignment of the Agreement (in which case the Parties agree that this First Amendment shall be assigned along with the Agreement).

3.5                               Binding Upon Successors and Assigns.  This First Amendment shall be binding upon and inure to the benefit of successors in interest and permitted assigns of Geron and Angiochem subject to the limitations on assignment.

3.6                               Governing Law.  This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws.

3.7                               Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier providing evidence of delivery or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Geron, to:	Geron Corporation
230 Constitution Drive,
Menlo Park, CA 94025
Attention: Corporate Development
Facsimile No.: (650) 473-7750

If to AngioChem, to:	AngioChem, Inc.
201, President-Kennedy Ave.
Suite PK-R220
Montreal, Quebec, H2X 3Y7
Attention: Chief Executive Officer
Facsimile No.: (514) 788-7801

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day following the date of dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

3.8                               Counterparts.  This First Amendment may be fully executed in two (2) original counterparts, each of which shall be deemed an original.

3.9                               Full Force and Effect.  Except as expressly amended by this First Amendment, the Agreement shall remain unchanged and continue in full force and effect as provided therein.

3.10                        Entire Agreement. The Agreement, including all Exhibits thereto, and this First Amendment constitute the entire agreement between the Parties, both oral and written, with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.  No amendment hereto shall be effective unless made in writing and executed by duly authorized representatives of Geron and Angiochem.

3.11                        Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Agreement as of the date first set forth above.

ANGIOCHEM, INC.		GERON CORPORATION

BY:	/s/ Jean-Paul Castaigne	BY:	/s/ David J. Earp
	JEAN-PAUL CASTAIGNE, M.D.		DAVID J. EARP, J.D., Ph.D.
	MBA		TITLE: SR. VICE PRESIDENT,
	TITLE: PRESIDENT AND CHIEF		BUSINESS DEVELOPMENT, AND
	EXECUTIVE OFFICER		CHIEF PATENT COUNSEL

DATE:	February 25, 2011	DATE:	February 24, 2011